FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER SALES

Increases 2006 Sales Guidance

New York, New York, October 25, 2006 - Inter Parfums, Inc. (Nasdaq GS: IPAR) today announced that 2006 third quarter net sales were a record $89.7 million, up 19% as compared to $75.4 million in the third quarter of last year.  At comparable foreign currency exchange rates, net sales for the current third quarter were up 13%.  That brings net sales through the first nine months of 2006 to $230.9 million, an increase of 11% as compared to $207.9 million for the first nine months of 2005; at comparable foreign currency exchange rates, net sales were also up 11%.  Inter Parfums plans to release operating results for the 2006 third quarter on or about November 8, 2006.

Discussing European operations, Jean Madar, Chairman & CEO of Inter Parfums noted, "Third quarter sales were $76.1 million, up 13% compared to last year's $67.1 million.  Year-to-date sales were $199.7 million, up 10% from $181.8 million in the comparable period of 2005.  Factoring into third quarter growth were increased Burberry sales reflecting the successful launch and rollout of the Burberry London fragrance family and only a modest decline by other fragrances within the brand.  Also contributing to the sales growth was the debut of Lanvin Rumeur and the solid gains made by Éclat d'Arpège, which has been a strong seller since its introduction in 2002."

On the subject of U.S. operations, Mr. Madar continued, "The 64% improvement in third quarter sales was fueled by initial shipments of the new personal care products for Banana Republic stores in North America.  For the current third quarter, U.S. operations generated $13.6 million compared to $8.3 million in the third quarter of 2005, while year-to-date, sales of $31.2 million are 20% ahead of 2005's $26.1 million."

In closing, Mr. Madar stated, "The final quarter of 2006 includes the launch of the men's fragrance, Paul Smith Story, followed in 2007 by women's fragrances for S.T. Dupont, Christian Lacroix and our first Roxy fragrance.  With regard to U.S. operations, we are very excited about the 2007 introduction of personal care products that we are developing and are producing for Gap's North American stores."

Management indicated that it is raising its full year 2006 net sales guidance to a range between $305 million and $306 million.  Previously management had forecast 2006 net sales to approximate $301 million.  Net income guidance has remained unchanged at approximately $16.9 million or $0.83 per diluted share.  Effective January 1, 2006, the Company adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation.  Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).  Inter Parfums again indicated that its guidance assumes the dollar remains at current levels.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Diane von Furstenberg, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men's skin care company.  Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores.  Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com